EXHIBIT 4.214

PLEDGE AGREEMENT OVER RECEIVABLES AND OTHER CREDIT RIGHTS
between
The Bank of New York Mellon
as Collateral Agent for the benefit of the Secured Parties under the First Lien Intercreditor
Agreement
and
SIG Combibloc do Brasil Ltda.
as Grantor

Dated as of
March 30, 2010

“The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.”

PLEDGE AGREEMENT OVER RECEIVABLES AND OTHER CREDIT RIGHTS
     This Pledge Agreement over Receivables and Other Credit Rights (the “Agreement”) is made as of March 30, 2010, by and among:
     (a) The Bank of New York Mellon, a financial institution duly organized and existing under the laws of the State of New York, with its registered office at, One Wall Street, New York, New York, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 09.214.177/0001-65, acting exclusively in the capacity as collateral agent of and for the benefit of the Secured Parties under the First Lien Intercreditor Agreement (together with its successors and permitted assignees in such capacity, the “Collateral Agent”); and
     (b) SIG Combibloc do Brasil Ltda., a limited liability company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, nº 222, Torre B, conjunto 42, of Edifício Millenium Office Park, Vila Olímpia, CEP 04551-065, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 01.861.489/0001-59, herein represented in accordance with its Charter Documents (together with its successors and permitted assignees, the “Grantor”);
     WHEREAS, the Grantor is the legal owner of receivables rights arising from certain agreements; and
     WHEREAS, it is a requirement under the Credit Agreement (as defined below) that the parties enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:
     1. Defined Terms and Interpretation.
          (a) Capitalized terms used and not otherwise defined in this Agreement are used herein and in any notice given under this Agreement with the same meanings ascribed to such terms in the First Lien Intercreditor Agreement. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
          (b) All references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting as representative of the Secured Parties.
          (c) This Agreement is subject to the terms of the First Lien Intercreditor Agreement. If there is an inconsistency between this Agreement and the First Lien Intercreditor Agreement, the provisions of the First Lien Intercreditor Agreement shall, to the extent permitted by applicable law, prevail.

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.
“Credit Agreement” means the Credit Agreement dated as of November 5, 2009, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of November 5, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties´ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.
“Issuers” shall mean the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.
“Lien” shall have the meaning it is given in the First Lien Intercreditor Agreement.
“Loan Documents” shall mean the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.
“Loan Parties” shall mean the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, governmental authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.
“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
“Secured Parties” shall mean the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.
“Senior Secured Note Indenture” means the indenture dated as of November 5, 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
     2. Pledge; Grant of Security Interest.
          (a) In order to secure the full and prompt payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all the Secured Obligations, which for the purposes of Article 1,424 of Brazilian Federal Law number 10,406 of January 10, 2002 (“Brazilian Civil Code”), are described in Schedule A hereto (and which the Grantor hereby acknowledges and recognizes for all legal purposes), and all of the obligations of the Grantor hereunder, the Grantor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, hereby represented by the Collateral Agent, pursuant to the provisions of Articles 1,431 et seq. (including Article 1,451) of the Brazilian Civil Code, the following, whether now existing or hereafter acquired:
     (i) all of the Grantor’s credit rights, rights to revenues, claims and receivables of any kind under any individual contract or claim which have an aggregate value equal to, or above, R$1,000,000.00 (one million reais) (“Material Credit Rights”), now existing or arising in the future under the contracts listed in Schedule B hereto and any proceeds of the foregoing (collectively, the “Pledged Assets”); and
     (ii) all of the Grantor’s additional Material Credit Rights which may, from time to time, be acquired by the Grantor in any manner including, but not limited to, any additional contracts and instruments entered into by the Grantor, whether or not in addition to, in substitution of, as a conversion of or in exchange for the current existent Pledged Assets (“Additional Pledged Assets”).
          (b) The Grantor shall keep the Pledged Assets as a depositary (fiel depositário), representing and accepting all the charges and liabilities in accordance with the terms hereof and with the applicable legislation, including those of Article 627 et. seq. of the

Brazilian Civil Code, for the safeguarding and maintenance of the Pledged Assets, for as long as this Agreement is in full force and effect.
     3. Registration of the Pledge of the Pledged Assets. The Grantor, at its expense, shall, within 20 (twenty) days from the date hereof with respect to this Agreement, and within 20 (twenty) days from the execution date of any amendments hereof entered into in accordance with Section 5(b) below, (i) cause the signature of the parties who have signed this Agreement outside Brazil to be notarized by a public notary and consularized at the nearest Brazilian consulate, (ii) cause this Agreement to be translated into Portuguese by a sworn translator (tradutor público juramentado), and (iii) effectively register this Agreement or such amendment, as applicable, together with its sworn translation (tradução juramentada) with the competent Registry of Deeds and Documents (Cartório de Registro de Títulos e Documentos) in Brazil. The Grantor shall, promptly after such registration deliver to the Collateral Agent evidence of such registration in form and substance satisfactory to the Collateral Agent. All expenses incurred in connection with such registrations shall be borne by the Grantor.
Notwithstanding the foregoing, the Collateral Agent, at its sole discretion, may decide to undertake any of the registrations, translations, filings and other formalities described herein if Grantor fails to do so, whereupon the Grantor shall reimburse the Collateral Agent promptly of any and all costs and expenses incurred by it related to such registrations, translations, filings and other formalities in accordance with the provisions of the Principal Finance Documents.
     4. Representations and Warranties. The Grantor represents and warrants, to each Secured Party as of the date hereof, and as of the date of any amendment in accordance with Section 5(b) below (with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date) and subject to the provisions of the Principal Finance Documents, that:
          (a) the representations and warranties made by the Grantor as a Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement, are true and accurate as regards the Grantor and this Agreement (or any amendment, as the case may be);
          (b) (i) Schedule B hereto sets forth all the Material Credit Rights in all material respects currently held by the Grantor and (ii) the Grantor is the legal and record owner of all the Pledged Assets, free of any and all Liens except for the Lien created hereunder and those permitted under the Principal Finance Documents;
          (c) the powers of attorney granted by the Grantor in connection with this Agreement have been duly and validly executed and delivered and give the Collateral Agent the rights and authority they purport to give.
     5. Grantor’s Obligation. The Grantor covenants and agrees that:

          (a) the Grantor shall not (unless permitted by the terms of the Principal Finance Documents), (i) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to any of the Pledged Assets, or any interest therein, or (ii) sell, assign, transfer, exchange, or otherwise dispose of the Pledged Assets;
          (b) (i) at any time if an Enforcement Event has occurred and is continuing and, (ii) no later than three (3) months after the end of each calendar year (the first amendment to occur before 31st March 2011), the Grantor shall enter into amendments to this agreement substantially in the form of Schedule C, in order to amend Schedule B to extend the Lien created hereunder to any Additional Pledged Assets (which shall then be subject to all terms and conditions provided herein) title to which is acquired by the Grantor after the date hereof or of the previous amendment, as applicable, and to any other assets or rights which should have been pledged in accordance with the terms hereof but were not included herein or in any previous amendment. The Grantor shall register such amendments as required by Section 3 hereof;
          (c) if an Enforcement Event has occurred and is continuing, the Grantor shall notify and use all reasonable endeavors to obtain an agreement in form and substance satisfactory to the Collateral Agent from all third parties (excluding third party trade debtors) that are obligors under the contracts the rights arising from which are among the Pledged Assets to require such parties, upon request of the Collateral Agent, to make payments under the relevant contracts under which they are obligors into an account to be indicated by the Collateral Agent;
          (d) the Grantor shall, upon receipt of a notification of the Collateral Agent stating that an Enforcement Event has occurred and is continuing, comply (notwithstanding any notice or other communication to the contrary from any other Person) with all written instructions received from the Collateral Agent in connection with this Agreement;
          (e) if an Enforcement Event has occurred and is continuing, the Grantor shall, promptly upon request, provide the Collateral Agent all information and evidence it may request concerning the Pledged Assets to enable the Collateral Agent (directly or through any of its respective permitted successors or assignees) to enforce the provisions of this Agreement;
          (f) if an Enforcement Event has occurred and is continuing, the Grantor shall not enter into any agreement that could reasonably be expected to restrict or inhibit the Secured Parties’ rights or ability to sell or otherwise dispose of the Pledged Assets or any part thereof;
          (g) subject to the Agreed Security Principles, from time to time, enter into any additional documents and instruments that are necessary to enable the Collateral Agent to protect the rights created hereby, in connection with the Pledged Assets or with any part of them or to the exercise by the Collateral Agent of any right, power or authority granted herein. Furthermore, subject to the Agreed Security Principles, the Grantor shall protect the security interest of the Secured Parties in connection with the Pledged Assets against claims and demands of any kind; and
          (h) the Grantor shall send a notice in the form of Schedule D hereto to all of the obligors (excluding third party trade debtors) under the Pledged Assets about the pledge created hereunder within 20 (twenty) days counted from the date hereof, and deliver to the Collateral Agent evidence, in form and substance satisfactory to the Collateral Agent that such formality has been duly fulfilled.
     5.1. For the avoidance of doubt, nothing in this Agreement shall restrict the Grantor’s right to freely use and dispose of the Pledged Assets as long as such utilization or disposal is permitted by the Principal Finance Documents and no Enforcement Event has occurred and is continuing.
     6. Rights and Powers of the Collateral Agent if an Enforcement Event has occurred and is continuing. If an Enforcement Event has occurred and is continuing, the Collateral Agent may, without being required to give any notice, without limitation and in addition to any and all rights with respect to the Pledged Assets granted to the Collateral Agent or the Secured Parties, instruct the obligors or any counter-parties to any agreement, instrument or other obligation in respect of or relating to the Grantor or the Pledged Assets to make any payment required by the terms of such instrument, agreement or obligation as instructed by the Collateral Agent. The Grantor hereby undertakes (i) to follow any requests from the Collateral Agent made in accordance with the terms and conditions of this Section 6 and (ii) to use all reasonable endeavors to cause each obligor or each counter-party to any agreement, instrument or other obligation in respect of or relating to the Grantor or the Pledged Assets to follow any requests from the Collateral Agent made in accordance with the terms and conditions of this Section 6.
     7. Remedies.
          (a) Without prejudice to the foregoing provisions, if an Enforcement Event has occurred or is continuing (notwithstanding any notice or other communication to the contrary from any other Person), the Collateral Agent, or any of its respective agents, successors or assignees) is hereby authorized and entitled to dispose of, collect, receive, appropriate and/or realize upon the Pledged Assets (or any part thereof) and may forthwith sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Pledged Assets or any part thereof at such price, in such order and upon such terms and conditions as it may deem appropriate, subject to applicable law, irrespective of any prior or subsequent notice to the Grantor, in accordance with the provisions set forth in Articles 1,433 Item IV and 1,435 Item V of the Brazilian Civil Code. Any notice by the Collateral Agent that an Enforcement Event has occurred and is continuing or has ceased or has been waived shall be conclusive as against the Grantor and all other third parties (notwithstanding any notice or other communication to the contrary from the Grantor or any other Person).
          (b) In accordance with Articles 684 and 1,433 Item IV of the Brazilian Civil Code the Grantor by way of security irrevocably appoints the Collateral Agent and any receiver severally to be its attorney-in-fact and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for: (i) carrying out any obligation imposed on the Grantor by this Agreement or any other agreement binding on the Grantor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Assets); (ii) enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of its rights over the Pledged Assets; and (iii) enabling any receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Grantor under this Section 7(b) and pursuant to any powers of attorney granted to give effect to this Section 7(b) if: (i) an Enforcement Event has occurred and is continuing; and/or (ii) the Collateral Agent has received notice from the Applicable Representative, the Secured Parties and/or the Grantor that the Grantor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Parties´ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Grantor under this Section 7(b) and pursuant to any powers of attorney granted to give effect to this Section 7(b) unless and until it shall have been (x) instructed to do so by the Applicable Representative and (y) indemnified and/or secured and/or prefunded to its satisfaction.
     8. Application of Proceeds. Any funds received by the Collateral Agent or any of the Secured Parties through the exercise of remedies pursuant to Sections 6 and 7(a) hereof shall be applied in accordance with the terms of the Intercreditor Arrangements.
     9. Amendments, etc. with Respect to the Secured Obligations. Subject to Section 12 the Grantor shall remain obligated hereunder, and the Pledged Assets shall remain subject to the security interests granted hereby, at all times until termination of this Agreement without limitation and without any reservation of rights against the Grantor, and without notice to or further assent by the Grantor, notwithstanding:
          (a) the termination of any demand for payment of any of the Secured Obligations by any of the Secured Parties in accordance with the terms of any other Loan Documents;
          (b) any renewal, extension, amendment, modification, refinancing, acceleration, compromise, waiver, surrender, or release, in whole or in part, or partial invalidity or unenforceability, of any Loan Documents;
          (c) any change in the time, manner, place, amount or currency of payment of the Secured Obligations;
          (d) any action (or failure to take any action) by Secured Parties under or in respect of any Loan Documents in the exercise of any remedy, power or privilege contained therein or at law, equity or otherwise, or waiver of any remedy, power, privilege or extension of the time for performance of any obligation under any Loan Documents; and
          (e) the sale, exchange, waiver, surrender or release of any guaranty, right to setoff or other collateral security at any time held by the Collateral Agent in its name or for the benefit of the Secured Parties for the payment of the Secured Obligations.

     9.1 Upon request of the Collateral Agent (acting on the instructions of the Applicable Representative) or if any Additional Agreement is executed, the Grantor shall, at its expense, (i) amend Schedule A, in form and substance satisfactory to the Collateral Agent, so that the description of the Secured Obligations can be adjusted to reflect any changes on the terms and conditions thereof or the terms and conditions of any Additional Agreement; (ii) effectively register such amendment, within 20 (twenty) days of the execution date thereof, as required by Section 3 hereof and (iii) promptly after such registration, deliver to the Collateral Agent evidence of such registration in form and substance satisfactory to the Collateral Agent acting on the instructions of the Applicable Representative.
     10. Certain Waivers by the Grantor. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held as security for the Secured Obligations or any property subject thereto, except as required by applicable law with respect to any Pledged Assets.
     11. Pursuit of Rights and Remedies against the Grantor. When pursuing its rights and remedies hereunder against the Grantor, the Collateral Agent (directly or through any of its respective agents, successors or assignees) may, but shall be under no obligation (except as required by applicable law) to pursue such rights and remedies as it may have against any third party or against any collateral security for or guaranty of the Secured Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent (directly or through any of its respective agents, successors or assignees) to pursue such other rights or remedies or to collect any payments from such third party or to realize upon any such collateral security or guaranty or to exercise any such right to setoff, or any release of such third party or of any such collateral security or guaranty or right of offset, shall not relieve Grantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or resulting from applicable law, of the Secured Parties.
     12. Termination and Release. The security interests constituted by this Agreement shall be released and cancelled, and this Agreement terminated: (a) by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Grantor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties (directly or through any of their respective agents, successors or assignees) being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Grantor or any other person under any of the Loan Documents; or (b) in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Brazilian law). Upon the Grantor’s request and at the Grantor’s expense, the Collateral Agent (on written instruction from the Applicable Representative) shall promptly execute and deliver to the Grantor all documents necessary to evidence such termination and release in accordance with this Section 12.
     13. Cumulative Remedies. The rights, powers and remedies of the Collateral Agent and the Secured Parties under this Agreement are cumulative and shall be in addition to all rights, powers and remedies available to the Collateral Agent and the Secured Parties pursuant to any other Loan Documents and at law, in equity or by statute and may be exercised successively or concurrently without impairing the rights of the Collateral Agent, and the Secured Parties hereunder.
     14. Waivers and Amendments. This Agreement and its provisions shall only be modified, amended, supplemented or waived with the written consent of the Grantor and the Collateral Agent.
     15. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, and shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction. The security interest created hereby shall, to the extent permitted under applicable law and subject to any Liens permitted by the Loan Documents, constitute a continuing first priority Lien on and perfected first priority security interest in the Pledged Assets, in each case enforceable against the Grantor in accordance with its terms.
     16. Delegation. The Collateral Agent and any receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the receiver itself. Under the terms of Clause 18 below, in case of delegation, the delegates will be directly liable for their acts and omissions and the Collateral Agent will be held harmless by such delegate for any losses, claims, expenses and liabilities in connection thereto.
     17. Indemnity. To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Grantor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys, any delegate and any receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Grantor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Pledged Assets.
     18. No Liability. None of the Collateral Agent, its nominee(s) or any receiver or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Pledged Assets or (c) the taking possession or realisation of all or any part of the Pledged Assets, except to the extent provided in the Principal Finance Documents. In case of a delegation of powers, authorities and discretions under the terms of Clause 16 above, the Collateral Agent is hereby expressly exempted of any liability arising out of the delegates’ acts or omissions, with respect to which the delegates shall be held directly liable.
     19. No Impairment of Other Security Interests. The security provided for in this Agreement shall be in addition to and shall be independent from every other security that the

Secured Parties (collectively or individually) may at any time hold for any of the Secured Obligations.
     20. Complete Agreement; Successors and Assignees. This Agreement is intended by the parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees.
     21. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Brazil. The Grantor irrevocably submits to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Agreement and the Grantor irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts, with the waiver of the jurisdiction of any other court, however privileged it may be.
     22. No Duty on Collateral Agent’s Part. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Pledged Assets and shall not impose any duty upon the Collateral Agent to exercise or on the Secured Parties to cause the Collateral Agent to exercise any such powers.
     23. Notices. All notices and other communications provided under this Agreement shall be served in accordance with the provisions of the First Lien Intercreditor Agreement.
     24. Specific Performance. For the purposes hereof, the Collateral Agent, acting as representative of the Secured Parties, may seek the specific performance of the Secured Obligations, as provided in the Brazilian Civil Procedure Code.
     25. Intercreditor Arrangement’s Provision. This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in three (3) counterparts of equal form and content for one sole purpose in the presence of the undersigned witnesses.
The Bank of New York Mellon as Collateral Agent acting as agent of and for the benefit of the Secured Parties

/s/ Marcos Canecchio Ribeiro
By: Marcos Canecchio Ribeiro
Title: attorney-in-fact

SIG Combibloc do Brasil Ltda.

/s/ Edimara Ianser Wieczorek
By: Edimara Ianser Wieczorek
Title: officer
/s/ Ricardo Rodriquez
By: Ricardo Rodriquez
Title: officer

WITNESSES:

/s/ Maria Celma Missias da Cruz	/s/ Guilherme H.F. Machado

Name: Maria Celma Missias da Cruz	Name: Guilherme H.F. Machado
ID: RG. 18.373.229-7	ID: 35.586.385-3
CPF: 053.709.608-60	364.563.898-95

SCHEDULE A
I — Description of the Secured Obligations under the Loan Documents
A) All obligations owed to the Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Loan Documents, including (and without limitation):
(i)	a senior secured U.S. term loan facility in an aggregate principal amount not in excess of US$1,035,000,000 with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate; which shall be repaid in full on November 5, 2015 (subject to prepayment and acceleration provisions);

(ii)	an European term loan facility in an aggregate principal amount of approximately €250,000,000 with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate; which shall be repaid in full on November 5, 2015 (subject to prepayment and acceleration provisions);

(iii)	a senior secured U.S. revolving loan facility in an aggregate principal amount of approximately US$120,000,000, which principal amounts include sub-limits for letter of credit facilities with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions);

(iv)	and European revolving loan facility in an aggregate principal amount of approximately €80,000,000, which principal amounts include sub-limits for letter of credit facilities with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions); and

(v)	incremental loan facilities in a principal amount up to US$400,000,000 with an interest rate equivalent to the rates set forth in clauses (i) through (iv) above, as applicable to the incremental loan facility; which shall be repaid in full as set forth in clauses (i) through (iv) above, as applicable to the incremental loan facility or such other as set out in the relevant Incremental Assumption Agreement, which

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date shall be earlier than the dates set forth above as applicable to the incremental loan facility (subject to prepayment and acceleration provisions);
B) all other obligations, advances, debts and liabilities owed to the Credit Agreement’s Secured Parties, including indemnities, fees and interest incurred under, arising out of or in connection with the Credit Agreement.
Definitions
For the purpose of this item “I” of this Schedule A all capitalized terms used and not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Credit Agreement.

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II — Description of the Obligations Under the Note Documents
All obligations owed to the Indenture Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Note Documents (as such term is defined in the Senior Secured Note Indenture), including (and without limitation):
(i)	the due and punctual payment of:
(a)	(A) US$1,125,000,000 aggregate principal amount on the notes due 2016 and interest at the rate of 7.75% per annum (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; and (B) €450,000,000 aggregate principal amount of notes due 2016 and interest at the rate of 7.75% per annum (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; and

(b)	all other monetary obligations of any Issuer to any of the Secured Parties under the Senior Secured Note Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.
(ii)	the due and punctual performance of all other obligations of the Issuers under or pursuant to the Senior Secured Note Documents; and

(iii)	the due and punctual payment and performance of all the obligations of each other obligor under or pursuant to the Senior Secured Note Documents.

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SCHEDULE B
List of Material Credit Rights
Accounts Receivables expressed in Brazilian reais

DESCRIPTION(Brazil Account)	COGNOS - ACCOUNT CLASSIFICATION	Sep/2009		Feb/2010
Angelo Auricchio & Cia Ltda. — OLÉ	. Trade receivables Third - Customer	R$	1.027.916	R$	—
BRF — Brasil Foods S/A. — Carambei	. Trade receivables Third - Customer	R$	2.539.125	R$	2.006.499
BRF — Brasil Foods S/A. — RAVENA	. Trade receivables Third - Customer	R$	2.214.908	R$	4.369.076
Coop.Mista dos Prod.de Leite de Morrinhos	. Trade receivables Third - Customer	R$	—	R$	1.198.649
Cooperativa Agropecuária Petrópolis	. Trade receivables Third - Customer	R$	4.725.220	R$	4.625.490
Cooperativa Central Mineira de Laticínios Ltda.	. Trade receivables Third - Customer	R$	6.361.659	R$	8.391.825
Siol Goiás Indústrias de Alimentos Ltda.	. Trade receivables Third - Customer	R$	1.090.874	R$	1.719.839
SIG Combibloc Chile Ltda	. I/C trade and other receivables - SIG Chile	R$	2.035.317	R$	1.218.572
Adtos. UPS SCS Transp.Brasil S/A	. Other receivables third parties	R$	—	R$	1.048.391
Adtos. DHL Logistics Brazil Ltda	. Other receivables third parties	R$	1.981.452	R$	2.248.366

	TOTAL	R$	21.976.470	R$	26.826.707

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SCHEDULE C
FORM OF AMENDMENT TO PLEDGE AGREEMENT OVER RECEIVABLES AND OTHER CREDIT RIGHTS
     This [__] Amendment to Pledge Agreement Over Receivables and Other Credit Rights (the “Amendment”) is made as of [___] by and among:
     (a) The Bank of New York Mellon, a financial institution duly organized and existing under the laws of the State of New York, with its registered office at, One Wall Street, New York, New York, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 09.214.177/0001-65, acting exclusively in the capacity as collateral agent of and for the benefit of the Secured Parties under the First Lien Intercreditor Agreement (together with its successors and permitted assignees in such capacity, the “Collateral Agent”); and
     (b) SIG Combibloc do Brasil Ltda., a limited liability company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, nº 222, Torre B, conjunto 42, of Edifício Millenium Office Park, Vila Olímpia, CEP 04551-065, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 01.861.489/0001-59, herein represented in accordance with its Charter Documents (together with its successors and permitted assignees, “Grantor”).
     WHEREAS, on [__] the Grantor and the Collateral Agent entered into a Pledge Agreement Over Receivables and Other Credit Rights (as amended or supplemented from time to time, the “Agreement”), which has been registered with the [__] Registry of Deeds and Documents (Cartório de Registro de Títulos e Documentos) of the city of [__], Brazil, under No. [__]; and
     WHEREAS, it is a requirement under the Agreement that the parties enter into certain Amendments in order to extend the Lien created under the Agreement to any Additional Pledged Assets.
     NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:
     1. Defined Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement or, if not defined therein, in the First Lien Intercreditor Agreement (as defined in the Agreement).
     2. Pledge; Grant of Security Interest.

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          (a) In order to secure the full and prompt payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all the Secured Obligations, which, for purposes of Article 1,424 of Brazilian Federal Law number 10,406 of January 10, 2002 (“Brazilian Civil Code”), are described in Schedule A to the Agreement (and which the Grantor hereby acknowledges and recognizes for all legal purposes), and all of the obligations of the Grantor under the Agreement and hereunder, the Grantor hereby pledges to the Secured Parties, hereby represented by the Collateral Agent, pursuant to the provisions of Articles 1,431 et seq. (including Article 1,451) of the Brazilian Civil Code, the following, whether now existing or hereafter acquired:
          (i) all of the Grantor’s credit rights, rights to revenues, claims and receivables of any kind under any individual contract or claim which have an aggregate value equal to, or above, R$1,000,000.00 (one million reais) (“Material Credit Rights”), now existing or arising in the future under the contracts listed in Schedule B to the Agreement and any proceeds of the foregoing (collectively, the “Pledged Assets”); and
          (ii) all of the Grantor’s additional Material Credit Rights which may, from time to time, be acquired by the Grantor in any manner including, but not limited to, any additional contracts and instruments entered into by the Grantor, whether or not in addition to, in substitution of, as a conversion of or in exchange for the current existent Pledged Assets (“Additional Pledged Assets”).
          (b) The Grantor shall keep the Pledged Assets as a depositary (fiel depositário) representing and accepting all the charges and liabilities in accordance with the terms of the Agreement and hereof and with the applicable legislation, including those of Article 627 et. seq. of the Brazilian Civil Code, for the safeguarding and maintenance of the Pledged Assets, for as long as the Agreement and hereunder is in full force and effect.
          (c) As a consequence of the pledge of the Additional Pledged Assets pursuant to this Amendment, Schedule B of the Agreement is hereby amended and shall read as stated in the Annex hereto, which, upon registration of this Amendment as set forth in Section 3 below, shall replace any Schedule B of the Agreement.
     3. Registration of this Amendment. The Grantor, at its expense, shall within 20 (twenty) days from the execution date of this Amendment, (i) cause the signature of the parties who have signed this Amendment outside Brazil to be notarized by a public notary and consularized at the nearest Brazil consulate, (ii) cause this Amendment to be translated into Portuguese by a sworn translator (tradutor público juramentado), and (iii) effectively register this Amendment, together with its sworn translation (tradução juramentada) with the competent Registry of Deeds and Documents (Cartório de Registro de Títulos e Documentos) in Brazil. The Grantor shall, promptly after such registration deliver to the Collateral Agent evidence of such registration in form and substance satisfactory to the Collateral Agent. All expenses incurred in connection with such registrations shall be borne by the Grantor.

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Notwithstanding the foregoing, the Collateral Agent, at its sole discretion, may decide to undertake any of the registrations, translations, filings and other formalities described herein if Grantor fails to do so, whereupon the Grantor shall reimburse the Collateral Agent promptly of any and all costs and expenses incurred by it related to such registrations, translations, filings and other formalities in accordance with the provisions of the Principal Finance Documents.
     4. Representations and Warranties. The Grantor represents and warrants, to each Secured Party as of the date hereof (with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date) and subject to the provisions of the Principal Finance Documents, that:
          (a) the representations and warranties made by the Grantor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement, are true and accurate as regards the Grantor and this Amendment, and that:
          (b) (i) Schedule B hereto sets forth all the Material Credit Rights in all material respects currently held by the Grantor and (ii) the Grantor is the legal and record owner of all the Pledged Assets, free of any and all Liens except for the Lien created hereunder and those permitted under the Principal Finance Documents;
          (c) the powers of attorney executed by the Grantor in connection with the Agreement has been duly and validly executed and delivered and gives the Collateral Agent the rights and authority it purports to give.
     5. Effectiveness of the Agreement. All the provisions of the Agreement not altered as a result of this Amendment shall remain in full force and effect.
     6. Governing Law; Jurisdiction. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Amendment and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts, with the express waiver of the jurisdiction of any other court, however privileged it may be.
IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses.

SIG Combibloc do Brasil Ltda.
By:
Name:
Title:

7

By:
Title: officer

The Bank of New York Mellon, as Collateral Agent acting as agent of and for the benefit of the Secured Parties

By:
Name:
Title:

WITNESSES:

Name:	Name:
ID:	ID:

8

SCHEDULE D
FORM OF NOTICE TO THE OBLIGORS
[Letterhead of SIG Combibloc do Brasil Ltda.]
To [-]
[address]
At. [name]
[Place, Date]
Dear Sirs,
1. We refer to the [name of the agreement] entered into on [day] [month] [year] by SIG Combibloc do Brasil Ltda. (the “Company”) and [=] (the “Agreement”).
2. This notification is to inform you that the credit rights originated from the Agreeement with an aggregate value equal to, or above, R$1,000,000.00 (one million reais), now existing or arising in the future were pledged to The Bank of New York Mellon, a financial institution duly organized under the laws of the State of New York, with its registered office at, One Wall Street, New York, New York, acting exclusively in the capacity as collateral agent of and for the benefit of certain secured parties, as a security for financial obligations contracted by companies from the same economic group of the Company.
3. If, at any time during the life of the Agreement you receive, any written instructions from The Bank of New York Mellon with respect to any payments owned by you to the Company under the Agreement, you are hereby authorized to make such payments as instructed, and in the bank accounts indicated, by The Bank of New York Mellon.
We remain at your disposal in case you need any further assistance.
Regards,
SIG Combibloc do Brasil Ltda.

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Por: __________________________________________	Por: ___________________________________________
Name: Edimara Iansen Wieczorek	Name: _________________________________________
Title: LegalOfficer — SIG Combibloc do Brasil Ltda.	Title: __________________________________________
Acknowledged and agreed to:
[=]

By:		By:

	Name:		Name:
	Title:		Title:

10